Exhibit 99.1

For Immediate Release

BSD-2000 Hyperthermia System Installed at Long Beach Memorial Medical Center

SALT LAKE CITY, Utah January 26, 2009—BSD Medical Corporation (NASDAQ:BSDM) today reported that a BSD-2000 hyperthermia system purchased by the Todd Cancer Institute at Long Beach Memorial Medical Center, Department of Radiation Oncology, has been installed for participation in ongoing clinical investigations of the use of deep hyperthermia delivered using the BSD-2000 in combination with radiotherapy for the treatment of patients suffering from locally advanced, persistent, or recurrent deep tumors of the pelvis under an FDA approved protocol. Long Beach memorial provides a multidisciplinary arsenal of cancer treatment options, including hyperthermia, to the Southern California region. “We are excited to have the BSD-2000 installed at our institution.  In addition to providing a complete cancer therapy program for treating superficial tumors, we can now also participate in clinical studies of tumors deep in the body,” said Dr. Nisar Syed, chief of radiology at Long Beach Memorial Medical Center.

The treatment of advanced deep malignancies is a challenging problem in oncologic practice; advanced tumors remain largely refractory to currently available treatments. About one third of all cancer deaths are caused by a failure to obtain local tumor control. An improvement in local control frequently results in a subsequent increase in disease-free survival time. Definitive radiation therapy in advanced unresectable pelvic tumors has yielded disappointing results. However, a number of clinical studies have shown that deep hyperthermia combined with radiotherapy can provide a significant increase in the therapeutic ratio provided by radiotherapy alone for the treatment of certain advanced pelvic tumors.  Studies have also shown that hyperthermia and radiotherapy treatment can improve local control and overall survival in patients with certain advanced pelvic tumors without an increase in toxicity.

Dr. Syed is a world pioneer in brachytherapy, a widely used cancer treatment that provides radiation therapy by inserting radioactive “seeds,” isolating the radiation exposure to tumors and preserving the healthy cells. He is also a leader in the combined use of radiation and hyperthermia therapy in the treatment of superficial cancer, as provided by BSD Medical’s systems. “The synergy of these two modalities provides improved local control and allows us to treat advanced patients who otherwise have exhausted their treatment options," according to Dr. Syed.  The BSD hyperthermia system delivers precision-focused heat energy to tumors in the body. It is used in combination with radiation therapy to enhance treatment effects by making cancer cells more sensitive to radiation.

BSD currently has a Pre-Market (PMA) submission for marketing approval of the BSD-2000 Hyperthermia System under review at the FDA.

About Long Beach Memorial Medical Center

Celebrating over 100 years of operation, Long Beach Memorial Medical Center has been recognized as a major provider of medical and surgical services in the Southern California region. Todd Cancer Institute offers comprehensive care, advanced technology and innovative treatments to cancer patients. They are one of the region's most prestigious and successful facilities. The Long Beach Memorial Medical Center is internationally known for treating cancer patients with complex and advanced stage disease. Long Beach Memorial consistently achieves national accolades for its quality care, including being recognized as one of the best breast centers in America (Self Magazine), one of the ten best cardiovascular surgery programs (Modern Maturity), a top hospital for obstetric care (Fit Pregnancy), and among the best places to survive a heart attack.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.